TECH DATA CORPORATION
EXECUTIVE INCENTIVE BONUS PLAN
(Approved by shareholders on May 30, 2012)
(Amended and Restated by administrative action as of March 22, 2016)

Purpose:
The Executive Incentive Bonus Plan (“Plan”) governs the payment of cash bonuses to the Company’s named executive officers and all other Section 16 officers (“Executives”). This Plan provides for the payment of annual cash bonuses following the close of each fiscal year based on the achievement of specified performance goals.

Eligibility:
Executives selected by the Compensation Committee. Except as otherwise provided in this Plan, only those Executives who are actively employed by the Company through the last day of the fiscal year (“Participants”) are eligible to participate in this Plan.

Administration:
The Plan is administered by the Compensation Committee. The Compensation Committee shall designate employees eligible to receive bonuses, and shall determine specific bonus targets within the criteria established in this Plan, achievement, and how and when bonuses will be paid. The Compensation Committee shall interpret and apply the Plan and may make adjustments or changes to bonuses at any time at its discretion. All decisions made by the Compensation Committee shall be final.
Bonuses for the Chief Executive Officer will be recommended by the Compensation Committee to the independent members of the Board of Directors for approval.

Performance Period:	The Plan’s performance period commences and ends concurrent with the Company’s fiscal year (the “Performance Period”).

Process:
Within ninety days of the start of each fiscal year, the Compensation Committee shall designate which of the performance criteria set forth in this Plan will be used and shall establish specific performance targets under which a bonus could be paid to a Participant, the appropriate weight of each performance target, and the range to measure satisfaction or achievement, in whole or in part, of the performance targets. Relevant measures are determined based on the Participant’s span of influence, responsibility, and such other factors the Compensation Committee deem relevant to motivate and retain Participants.

At the end of the performance period, the Compensation Committee shall evaluate the extent to which the specific performance targets were attained and make individual awards based on performance against the pre-established goals. The maximum annual individual award allowed under this Plan is $4,000,000.

Performance Criteria:
The Compensation Committee shall select one, or any combination, of the following performance criteria as the Committee deems appropriate: (i) earnings per share; (ii) net income; (iii) return on sales; (iv) total shareholder return; (v) return on assets; (vi) economic value added; (vii) cash flow; (viii) return on equity; (ix) return on capital employed; (x) return on invested capital; (xi) operating income on a country, regional, worldwide or consolidated basis; (xii) operating income percentage on a country, regional, worldwide or consolidated basis; (xiii) cash days; (xiv) revenue growth; (xv) contribution margin; (xvi) non-GAAP measure of any of these performance criteria as more specifically defined by the Committee; and (xvii) achievement of other explicit strategic objectives or milestones.
The Compensation Committee shall exclude the adverse impact of unusual, non-recurring or extraordinary items attributable to (1) acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or adopted by the Company or its subsidiaries after the goal is established, (3) restructuring activities, (4) impairments or disposals of long-lived assets, goodwill or other intangible assets, (5) any business interruption event, (6) amounts included in operating income related to the investment returns of the deferred compensation plan (7) negative or positive impacts of legal settlements, including amounts related to value added tax or other tax matters and (8) the impact of changes in contract terms with major vendors due to changes in payment terms.

Performance Payouts:
The performance – payout relationships for performance measures are set by the Compensation Committee. The payout may be increased in accordance with pre-established ratios if established targets are exceeded, or conversely, if established targets are not met, the payout may be reduced to zero. In addition, the Compensation Committee may, at any time in its absolute discretion, decrease the payout to be made under this Plan to any Participant.

Compensation Changes:
Target incentives consist of non-discretionary awards and are calculated as a percentage of base salary. Changes to base salary during the year, other than annual merit increases, impact the related target incentive on a prorated basis using days remaining in the fiscal year in the numerator and total days in the fiscal year in the denominator.

Payments:
Each Participant shall receive a single lump sum cash payment during the fiscal year that immediately follows the Performance Period in which it was earned; provided, however, no Participant shall receive any payment unless and until the annual approval of achievement of the bonus targets has been made by the Compensation Committee, or as otherwise approved by the Compensation Committee.

Any payments made under this Plan shall not be treated as a “deferral of compensation” (as such term is described in § 1.409A-1(b) of the Treasury Regulations) if such payment is paid no later than two and one-half (2 1/2) months after the end of the taxable year of the Participant in which the payment is no longer subject to a “substantial risk of forfeiture” (as such term is described in § 1.409A-1(d) of the Treasury Regulations).”

Payments in the Event of:

Death:
In the event a Participant dies during the Performance Period, the Company will pay the Participant’s target incentive to the Participant’s beneficiary as indicated in the employer paid basic life insurance coverage. Payment will be made concurrent with all other payments under the Plan.

Disability:
In the event a Participant is terminated due to an inability to return from an approved leave under the Company’s Short-Term Disability Plan, the Company will pay the Participant’s target incentive to the Participant prorated based on date of separation. Payment will be made concurrent with all other payments under the Plan.

Severance:	In the event a Participant’s employment is involuntarily terminated, a Participant’s eligibility for a payout under this Plan will be determined under the terms of the Executive Severance Plan.

Reduction in Force:	In the event a Participant is terminated as part of a reduction in force, a Participant’s eligibility for a payout under this Plan will be determined under the terms of the Executive Severance Plan.

Voluntary Resignation:	In the event a Participant voluntarily resigns, the Participant will receive no payout under this Plan.

Termination For Cause:	In the event a Participant is terminated for cause, the Participant will receive no payout under this Plan.

162(m):
It is the intention that the Plan be administered to comply with Section 162(m) of the Internal Revenue Code, as it may be modified from time to time. However, the Compensation Committee may decide to set a target bonus or make a bonus award that does not qualify under Section 162(m).

Termination and Amendments:
The Compensation Committee may amend or terminate this Plan in any manner and at any time. This Plan does not preclude the Company from adopting or continuing other compensation arrangements that may apply generally or may apply only in specific cases provided, however, that any such amendment or termination shall be made in a manner, and shall be construed so as, to comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Clawback:
Notwithstanding anything to the contrary in this Plan, the Company may be entitled or required by law, any applicable Company policy (any such policy, a “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup compensation paid to a Participant pursuant to this Plan or otherwise, and each Participant selected to participate in the Plan shall be deemed to have agreed to comply with any such Company request or demand for recoupment. Each Participant shall also be deemed to have acknowledged and agreed that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of the Participant, and that such modification will be deemed to amend this Plan.

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